Exhibit 99.1

For more information contact:

Investor Contact:	Robbin E. Moore
Investor Relations Director
Krispy Kreme Doughnuts, Inc.
336.726.8857

Media Contact:	Amy S. Hughes
Communications Director
Krispy Kreme Doughnuts, Inc.
336.726.8815

KRISPY KREME ANNOUNCES THE DEPARTURE OF COO

John Tate to Depart Mid-September

Winston-Salem, NC (August 16, 2004) – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that John Tate, Chief Operating Officer, will leave the business to pursue another opportunity. Mr. Tate will be returning to Northern California, where he has accepted a new position.

“We appreciate all of John’s contributions to Krispy Kreme over the last four years and wish him well in his new opportunity,” said Scott Livengood, Chairman, President and CEO.

Mr. Livengood will assume the Chief Operating Officer’s responsibilities effective immediately.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates more than 390 stores in 45 U.S. States, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

###

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition, changes in consumer preferences and perceptions and numerous other factors discussed in Krispy Kreme’s periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission. Specifically, the SEC may expand its scope of its inquiry or obtain a formal order of investigation.